EXHIBIT 99.40

CUSIP No. 171871502

TRADING DATA

Reporting Person	Date of Transaction	No. of Shares (Common Stock)	Price Per Share $	Where/How Effected
AF V US BD Holdings, L.P.	4/13/2020	125,658.00	14.50	Open Market/Broker
ASSF IV AIV B Holdings III, L.P.	4/13/2020	74,145.00	14.50	Open Market/Broker
Ares Credit Hedge Fund LP	4/13/2020	197.00	14.50	Open Market/Broker
AF V US BD Holdings, L.P.	4/14/2020	157,073.00	14.67	Open Market/Broker
ASSF IV AIV B Holdings III, L.P.	4/14/2020	92,682.00	14.67	Open Market/Broker
Ares Credit Hedge Fund LP	4/14/2020	245.00	14.67	Open Market/Broker
AF V US BD Holdings, L.P.	4/15/2020	157,073.00	14.61	Open Market/Broker
ASSF IV AIV B Holdings III, L.P.	4/15/2020	92,682.00	14.61	Open Market/Broker
Ares Credit Hedge Fund LP	4/15/2020	245.00	14.61	Open Market/Broker